EXHIBIT 3.1

STATE OF NEW YORK

DEPARTMENT OF STATE

          I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on February 10, 2010.

Daniel E. Shapiro First Deputy Secretary of State

Rev. 06/07

RESTATED
CERTIFICATE OF INCORPORATION
OF
STATE BANCORP, INC.
(Under Section 807 of the Business Corporation Law)

          The undersigned, the president and secretary, respectively, of STATE BANCORP, INC. hereby certify as follows:

     1. The name of the corporation is STATE BANCORP, INC.

     2. The certificate of incorporation was filed by the Department of State on November 25, 1985.

     3. The text of the certificate of incorporation is hereby restated without amendment or change to read as herein set forth in full as follows:

          “1. Name. The name of the corporation is State Bancorp, Inc. (hereinafter called the “Corporation”).

          2. Purposes. Subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York, and except as otherwise specifically provided in this Certificate, the purposes for which the Corporation is formed are:

          2.1 to act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect;

          2.2 to engage in any other lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

          3. Office. The office of the Corporation is to be located in the Village of New Hyde Park, County of Nassau, State of New York.

          4. Number of Shares; Voting. A. The aggregate number of shares which the Corporation shall have authority to issue is: FIFTY MILLION TWO HUNDRED FIFTY THOUSAND (50,250,000), which shall be classified so that FIFTY MILLION (50,000,000) shares having a par value of ONE CENT ($0.01) each shall be common shares and TWO HUNDRED FIFTY THOUSAND (250,000) shares having a par value of ONE CENT ($0.01) each shall be preferred shares.

                   The preferred shares may be issued in series and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Each of such series shall have such relative rights, preferences and limitations as are stated in this Article “4” and in the resolution or resolutions providing for the issuance of such series as are adopted by the Board of Directors of the Corporation. Authority is hereby granted to the Board of Directors of the Corporation, subject to the provisions of this Article “4”, to fix, before the issuance of any shares of a particular series, the number of shares to be included in such series, the dividend rate per annum, the redemption price or prices, if any, and the terms and conditions of the redemption, any sinking fund provisions for the redemption or purchase of the shares of the series, the terms and conditions on which the shares are convertible, if they are convertible, the voting powers, if any, of such series and any other rights, preferences and limitations pertaining to such series.

          B. Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

                    Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”, par value $.01 per share (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 36,842.

                    Section 2. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 7 of this Article 4.B. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

                    Section 3. Definitions. The following terms are used herein as defined below:

                    (a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

                    (b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

                    (d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(g) “Common Stock” means the common stock, par value $5.00 per share, of the Corporation.

(h) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(i) “Dividend Period” has the meaning set forth in Section 5(a).

(j) “Dividend Record Date” has the meaning set forth in Section 5(a).

                    (k) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(1) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(m) “Liquidation Preference” has the meaning set forth in Section 6(a).

(n) “Minimum Amount” means $9,210,500.

(o) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

                    (p) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(q) “Preferred Director” has the meaning set forth in Section 9(b).

(r) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

                    (s) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(t) “Signing Date” means the Original Issue Date.

(u) “Share Dilution Amount” has the meaning set forth in Section 5(b).

(v) “Successor Preferred Stock” has the meaning set forth in Section 7(a).

                    (w) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 9(a) and 9(b) of this Article 4.B, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

                    Section 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

Section 5. Dividends.

                    (a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

                    Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

                    Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

                    Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 5 (subject to the other provisions of this Article 4.B).

                    (b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 5(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker- dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ A-3 rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity- based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

                    When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 5(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

                    Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 6. Liquidation Rights.

                    (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 5(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

                    (b) Partial Payment. If in any distribution described in Section 6(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

                    (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

                    (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 7. Redemption.

                    (a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking

Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as A-5 provided in Section 5(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

                    Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 5(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

                    The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 5 above.

                    (b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

                    (c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of, the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

                    (d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

                    (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 8. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 9. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

                    (b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 5(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

                    (c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                    (i) Authorization of Senior Stock. Any amendment or alteration of this Article 4.B or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

                    (ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of this Article 4.B or the Charter (including, unless no vote on such merger or consolidation is required by Section 9(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

                    (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 9(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

                    (d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 9(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 7 above.

                    (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

                    Section 10. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

                    Section 11. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Article 4.B, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

                    Section 12. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

                    Section 13. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

                    Section 14. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

          C. Except as otherwise provided by law, this Certificate of Incorporation, or the Corporation’s Bylaws, in all matters other than the election of directors (the procedures for which are set forth below), the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting of stockholders and entitled to vote on the matter shall be the act of the stockholders. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the vote required for election of a director by the stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or withheld from the election of a nominee at a meeting of stockholders by stockholders present in person or by proxy and entitled to vote in the election. In a contested election, directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holder of shares present in person or by proxy and entitled to vote in the election. An election shall be considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting.

          In any non-contested election of directors, any incumbent director nominee who receives a greater number of votes cast withheld from his or her election than in favor of his or her election shall immediately tender his or her resignation.

          5. Designation of Secretary of State; Mailing Address. The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is:

State Bancorp, Inc.
Two Jericho Plaza
Jericho, New York 11753
Attn: President

          6. Duration. The duration of the Corporation is to be perpetual.

          7. Directors. A. Except as otherwise provided by this Certificate of Incorporation, the number of, the retirement age of and other restrictions and qualifications for directors of the Corporation shall be fixed by the Bylaws of the Corporation and such number, retirement age and other restrictions and qualifications may be altered only by the affirmative vote of at least 80% of the entire Board of Directors from time to time in the manner provided in the Bylaws.

                    B. Except as provided below, each director shall serve for a term ending on the date of the annual meeting following the annual meeting at which such director was elected or the next annual meeting after such director was appointed as a result of a newly created directorship or to fill a vacancy on the Board of Directors. Notwithstanding the foregoing, each director shall serve until his or her successor shall have been elected and shall qualify, even though his or her term of office as herein provided has otherwise expired, except in the event of his or her earlier death, resignation or removal.

                    Subject to the provisions of this Certificate of Incorporation, directors elected at the 2007, 2008 or 2009 annual meeting of stockholders shall serve for the remaining term for which he or she was elected.

                    C. Notwithstanding any other provision of the Certificate of Incorporation or Bylaws of the Corporation, any director may be removed from office by the affirmative vote of at least 80% of the shares of stock of the Corporation entitled to vote generally in the election of directors or by the affirmative vote of at least 80% of the entire Board of Directors, but only for cause. For the purpose of this paragraph C, cause shall mean either:

1. a felony conviction no longer subject to appeal;

2. a final adjudication of negligent or improper conduct in the performance of the director’s duty to the Corporation; or

3. a final order of removal from office no longer subject to review, duly issued by the appropriate federal or state agency.

          8. Preemptive Rights. No holder of shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration. Any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable without first offering such shares, obligations, other securities, options, or rights or any part thereof to existing shareholders.

          9. Indebtedness. The Corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the Corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

          10. Opposition of Tender (or other offer). A. The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the Corporation’s securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

1. whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

2. whether a more favorable price could be obtained for the Corporation’s securities in the future;

3. the impact which an acquisition of the Corporation would have on its employees, depositors and customers of the Corporation and its subsidiaries in the community which they serve;

          4. the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock;

          5. the value of the securities, if any, which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the Corporation as compared to the Corporation or other entity whose securities are being offered;

6. any antitrust or other legal and regulatory issues that are raised by the offer.

                    B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

          11. Business Combinations. A. No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation, provided that such transaction has received the prior approval of the Board of Directors.

                    Any business combination involving a 5% Stockholder (as hereinafter defined) shall require the percentage approval referenced above in addition to any shares beneficially owned by such 5% Stockholder (i.e. in computing the aforesaid percentage, the shares owned by the 5% Stockholder shall not be considered).

          B. In addition to any affirmative vote required by law or under any other provision of this Certificate of Incorporation, and except as otherwise expressly provided in paragraph C of this Article 11:

          1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (a) any 5% Stockholder or (b) any other Corporation (whether or not itself a 5% Stockholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of a 5% Stockholder; or

          2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any 5% Stockholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the determination is made; or

          3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to any 5% Stockholder or exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of more than 10% of the consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the determination is made; or

4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

          5. any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a 5% Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any 5% Stockholder shall require the affirmative vote of the holders of at least 95% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this paragraph B as one class (“Voting Shares”).

          C. The provisions of paragraph B shall not be applicable to any particular business combination, and such business combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the following conditions shall have been satisfied:

1. The ratio of: (a) the aggregate amount of the cash and the fair market value of other consideration to be received per share by holders of common stock of the

Corporation (“Common Stock”) in such business combination, to (b) the market price of the Common Stock immediately prior to the announcement of such business combination, is at least as great as the ratio of: (a) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which such 5% Stockholder has paid for any shares of Common Stock acquired by it within the two-year period prior to the business combination, to (b) the market price of the Common Stock immediately prior to the initial acquisition by such 5% Stockholder of any Common Stock;

          2. The aggregate amount of the cash and fair market value of other consideration to be received per share by holders of Common Stock in such business combination is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such 5% Stockholder in acquiring any of its holdings of Common Stock;

          3. The consideration to be received by holders of Common Stock in such business combination shall be in the same form and of the same kind as the consideration paid by the 5% Stockholder in acquiring the shares of Common Stock already owned by it;

          4. After such 5% Stockholder has acquired ownership of not less than 5% of the then outstanding Voting Shares (a “5% Interest”) and prior to the consummation of such business combination: (a) such 5% Stockholder shall not have acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to obtaining a 5% Interest or as a result of a pro rata stock dividend or stock split); and (b) such 5% Stockholder shall not have acquired any additional shares of the Corporation’s outstanding Common Stock or securities convertible into or exchangeable for Common Stock except as a part of the transaction which resulted in such 5% Stockholder acquiring its 5% Interest;

          5. Prior to the consummation of such business combination, such 5% Stockholder shall not have (a) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation, or (b) made any major change in the Corporation’s business or equity capital structure without the unanimous approval of the entire Board; and

          6. A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Shares for the purpose of soliciting stockholder approval of such business combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such business combination, from the point of view of the holders of Voting Shares other than any 5% Stockholder (such investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

D. For the purposes of paragraphs B through D:

1. A “person” shall mean any individual, firm, Corporation or other entity.

          2. “5% Stockholder” shall mean, in respect of any business combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on such business combination, or immediately prior to the consummation of any such transaction,

(a) is the beneficial owner, directly or indirectly, of not less than 5% of the Voting Shares, or

(b) is an Affiliate of the Corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 5% of the then outstanding Voting Shares, or

          (c) is an assignee of or has otherwise succeeded to any shares of capital stock of the Corporation which were at any time within two years prior thereto beneficially owned by any 5% Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

3. A person shall be the “beneficial owner” of any Voting Shares:

(a) which such person or any of its Affiliates and Associates (as hereinafter defined) beneficially own, directly or indirectly; or

          (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

          (c) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

          4. The outstanding Voting Shares shall include shares deemed owned through application of subparagraph D.3 above but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

          5. “Continuing director” shall mean a person who was a member of the Board of Directors of the Corporation elected by the Public Holders prior to the date as of which any 5% Stockholder acquired in excess of 5% of the outstanding Voting Shares, or a person designated (before his initial election as a director) as a continuing director by a majority of the then continuing directors.

          6. “Other consideration to be received” shall mean Common Stock of the Corporation retained by its Public Holders in the event of a business combination in which the Corporation is the surviving Corporation.

7. “Affiliate” and “Associate” shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

          8. “Subsidiary” means any Corporation of which a majority of any class of equity security (as defined in Rule 3al1-1 of the General Rules and Regulations under the Securities Exchange Act of 1934) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of 5% Stockholder set forth in subparagraph D.2, the term “Subsidiary” shall mean only a Corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          9. A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article 11., on the basis of information known to them, (a) the number of Voting Shares beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, or (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in subparagraph D.3.

10. Nothing contained in this Article 11. shall be construed to relieve any 5% Stockholder from any fiduciary obligation imposed by law.

          12. Amendments. Articles 7, 8, 10, and 11 of this Certificate of Incorporation, and this Article 12, may not be amended, altered, changed or repealed without the affirmative vote of holders of the outstanding capital stock of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast thereon at a regular or special meeting of shareholders duly convened after notice of such purpose to the shareholders.”

          4. The above restatement of the Certificate of Incorporation was authorized by a vote of the Board of Directors of the Corporation at a meeting held on September 22,2009.

          IN WITNESS THEREOF, we have signed this Certificate this 29th day of January 2010.

/s/ Thomas M. O’Brien

Thomas M. O’Brien, President

/s/ Janice Clark

Janice Clark, Secretary

Restated Certificate

of

Certificate of Incorporation

of

STATE BANCORP, INC.

Under Section 807 of the Business Corporation Law

Filed by:	Patricia M. Schaubeck State Bancorp, Inc. Two Jericho Plaza Jericho, New York 11753